Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement (No. 333-182417) on Form N-1A of Belvedere Alternative Income Fund, Anfield Universal Fixed Income Fund, and LJM Preservation and Growth Fund, each a separate series of the Two Roads Shared Trust, of our reports dated December 30, 2013, relating to our audits of the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of Belvedere Alternative Income Fund, Anfield Universal Fixed Income Fund, and LJM Preservation and Growth Fund, each a separate series of the Two Roads Shared Trust, for the periods from the commencement of operations (December 31, 2012, June 28, 2013, or January 9, 2013, respectively) through October 31, 2013.

We also consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” appearing in the Statements of Additional Information and “Independent Registered Public Accountant” appearing in the Prospectuses, which are part of this Registration Statement.

/s/ McGladrey LLP

Denver, Colorado

February 28, 2014